Exhibit 99.1


HARLEYSVILLE GROUP ANNOUNCES CHANGES TO EMPLOYEE PENSION AND RETIREMENT PLANS

HARLEYSVILLE, PA-January 26, 2006-Harleysville Group Inc. (NASDAQ: HGIC) today announced that it is changing its defined benefit pension plan and enhancing its employee retirement savings program.

The announced changes, which will be fully implemented by April 1, 2006, are part of the company's continuing efforts to provide comprehensive and competitive compensation and benefits programs that are closely aligned with corporate performance, while adding greater predictability to its cost structure.

The changes include:
     - Freezing the company's defined benefit pension plan at current benefit levels. The accrual of future benefits for eligible employees will cease on March 31, 2006, and all retirement benefits earned at that time will be fully preserved. Eligible employees not currently vested in the plan will become vested if they are employed by the company for a total of five qualifying years. These changes do not affect the company's current retirees or former employees with vested benefits.

     - Enhancing its 401(k) retirement savings plan. The company is introducing its new "Harleysville Retirement Savings Plus" plan, which continues to offer employees the option to defer salary to a 401(k) account on a pre-tax basis, and will provide employees with a company contribution ranging from 5 percent to 12.5 percent of salary each year, depending on company results and employee contributions.

The Harleysville Retirement Savings Plus plan features:
     - A "company core contribution" equal to 5 percent of salary, which automatically will be contributed to all eligible employees' accounts on a bi-weekly basis regardless of the employees' salary deferral amounts;

     - The option for employees to make bi-weekly, pre-tax deferrals from 1 percent to 100 percent of salary (subject to annual federal limits);

     - A "company guaranteed match" contribution equal to 50 percent of the first 6 percent of salary deferred by each employee; and

     - A "company performance match" contribution that provides employees making salary deferrals the opportunity to receive an additional company match of up to 75 percent of the first 6 percent of salary deferred. A company performance match will be made when the company's operating return on equity* exceeds 8 percent.

Harleysville Group announces changes to employee pension and retirement plans Page two

     - Ensuring 100 percent employee participation in the retirement savings plan. A Harleysville Retirement Savings Plus account will be established for all eligible employees, effective April 1, 2006, to accept the automatic bi-weekly company contribution of 5 percent of salary. Employees hired after April 1, 2006, also will be enrolled automatically in the salary deferral component of the plan at the rate of 3 percent of salary, unless they opt out.

"These changes reflect Harleysville Group's ongoing efforts to strengthen the link between the company's compensation programs and its performance-both at the individual and at the corporate level-while expanding these programs to ensure that all employees have the opportunity to benefit financially from strong company performance," commented Michael L. Browne, Harleysville Group's president and chief executive officer. "We made the decision to shift from a defined benefit pension plan to the Harleysville Retirement Savings Plus plan to add more predictability to the cost of our employee retirement program-and ultimately lower our overall expenses, which is important as we continue to focus on our long-term growth and profitability."

As a result of these changes, the company expects to reduce annualized operating expenses by appproximately $5 million.

Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual Insurance Company owns 56 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Insurance-which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice member company-currently operates in 32 eastern and midwestern states. Further information can be found on the company's Web site at www.harleysvillegroup.com.

* Operating return on equity is determined by dividing the after tax operating income for the taxable year of the company by its average stockholders' equity. Operating income is a non-GAAP financial measure defined by the company as net income excluding the after-tax realized gains and losses on investments. The average stockholders' equity is determined by calculating the average of the beginning and end of the year stockholders' equity, but excluding unrealized investment gains.

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Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including operating return on equity, premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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